Exhibit 16.1

September 12, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 12, 2012, of Aviat Networks, Inc., and are in agreement with the statements contained in the first sentence of the first paragraph and in the second, third, fourth and fifth paragraphs of Item 4.01(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP